EXHIBIT 16

September 17, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have read the statements made by Xybernaut Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated September 13, 1999. We agree with the statements concerning our Firm in such Form 8-K, except that with respect to the fourth and fifth sentences of Item 4(A)(iv) for which we have no basis to agree or disagree with the Company's comments.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP